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Exhibit 99.2

press release

UGC EUROPE, INC. RESULTS FOR THE THREE MONTHS ENDING SEPTEMBER 30, 2003

        Denver, Colorado—November 13, 2003: UGC Europe, Inc(1). ("UGC Europe" or the "Company") (NASDAQ: UGCE) one of the leading broadband communications companies in Europe, today announces its operating and financial results for the third quarter, 2003.

  •
  Strong quarter as Adjusted EBITDA(2) reaches EUR 138m for the three months ended September 30, 2003

  •
  UGC Europe consolidated Adjusted EBITDA margin improved to 37% for the third quarter 2003 from 23% for the third quarter 2002

  •
  Net income of EUR 1,620m generated in Q3 2003 compared with EUR (214)m in Q3 2002, including a gain of EUR 1,944m in the third quarter 2003 for the extinguishment of debt following the successful close of the balance sheet restructuring at the UPC NV level

  •
  Generation of Free Cashflow(3) of EUR 4m for the third quarter 2003

  •
  Triple play(4) Broadband revenues grew 10% in the twelve months to Q3 2003, reaching EUR 340m from EUR 310m for the third quarter 2002

  •
  Total consolidated revenues grew 8% in the twelve months to Q3 2003, reaching EUR 367m from EUR 341m for the third quarter 2002

  •
  Average revenue per revenue generating unit (RGUs)(5) per month ("ARPU")(6) increased by 7% during Q3 2003 to EUR 13.99 from EUR 13.03 for the third quarter 2002

  •
  New Services(7) RGUs increased by 13% to 1,502,000 during Q3 2003 from 1,332,000 for the third quarter 2002

(1)
UGC Europe, Inc. is the successor entity of United Pan Europe Communications N.V. ("UPC"), following the emergence of UPC from restructuring on September 3, 2003.

(2)
Please see page four of this press release for a full definition of Adjusted EBITDA and page six for a reconciliation of Adjusted EBITDA to Net Income (Loss)

(3)
Please see page seven of the press release for a definition and reconciliation to net cash provided by operating activities

(4)
Triple play services include basic cable, digital, Internet, telephony and DTH excluding our deconsolidated German business

(5)
RGUs are the sum of basic cable, digital, Internet, telephony and DTH subscribers.

(6)
ARPU calculation excludes German (which was deconsolidated in August 2002) revenues and is based on revenue generated by residential subscribers only

(7)
New Services are the sum of digital, Internet, telephony and DTH subscribers

Executive Summary

        The Company is pleased to announce UGC Europe's third quarter 2003 financial results. Our businesses have again demonstrated strong operational improvement, focusing on cost control and new subscriber additions, which has driven Adjusted EBITDA to a new high, reaching EUR 138m in the quarter. Net income was EUR 1,620m for the third quarter 2003, impacted by the EUR 1,944m gain for the extinguishment of debt following the successful close of the balance sheet restructuring at the UPC NV level.

        During the first nine months of 2003 UGC Europe has added more than 96,000 subscribers to its new services (internet, telephony, digital and DTH). The third quarter, which includes the summer months, is a seasonally slower period in Europe. However, during Q3 2003, the Company added more than 42,000 subscribers, highlighting the successful conclusion of the previously highlighted database clean up of the analogue subscriber base in the Netherlands. As at November 1, 2003 UGC Europe had 8,144,000 total residential RGUs, an increase of 28,000 during the first part of the fourth quarter.

UGC Europe, Inc.

        On October 6, 2003 UnitedGlobalCom, Inc ("UGC") announced that it had commenced an exchange offer for all of the outstanding shares of UGC Europe which it does not own. UGC currently owns 66.75% of the outstanding shares of UGC Europe common stock. On November 12, 2003, UGC announced revised terms to the exchange offer. Pursuant to the revised terms, UGC is offering to exchange 10.3 shares of its Class A common stock for each share of UGC Europe common stock that it does not own (approximately 16.6 million shares). The exchange offer is conditioned, among other things, upon the tender of a sufficient number of shares of UGC Europe common stock such that, upon completion of the exchange offer, UGC will own at least 90% of the outstanding common stock of UGC Europe. The exchange offer is scheduled to expire on December 18, 2003. A special committee of independent directors of UGC Europe, which was formed to respond to the exchange offer, is expected to advise stockholders of UGC Europe of its position with respect to the revised exchange offer in the near future.

        On October 30, 2003, UPC Polska, Inc. ("UPC Polska"), a subsidiary of UGC Europe, Inc., announced that the United States Court has approved UPC Polska's First Amended Disclosure Statement with respect to its First Amended Chapter 11 Plan of Reorganisation (the "Plan"). UPC Polska will begin soliciting votes from creditors who would receive distributions under such Plan. The confirmation hearing on the Plan is scheduled for December 3, 2003.

Senior Management Update

        John F. Riordan, CEO of UPC Broadband division, after more than six years in various senior management positions within the UGC group has decided to resign from the company, in order to spend more time with his family. Mr Riordan will become an advisor to the company on the regulatory and political environment in Europe, with a focus on activities to stimulate cooperation in European cable. UPC Broadband, the cable distribution division of UGC Europe will continue to be managed by Gene Musselman, President and COO of UPC Broadband.

        Gene W. Schneider, CEO of UGC Europe, commented: "John has skilfully guided the company through decisive moments in its history. We are very grateful for his tireless dedication to the company and to the cause of a more united cable industry in Europe."

Group Financial Review

        Following our successful emergence from restructuring UGC Europe's core operations have been split into two principle divisions as follows:

  1.
  UPC Broadband—local broadband operating systems providing television, telephone, internet and DTH services for residential customers (Triple Play Broadband), including operational management of our 100% owned Polish subsidiary, UPC Polska, Inc.

  2.
  chello Media:

  •
  The UPC Media businesses of broadband internet and interactive digital products and services, transactional television services such as pay-per-view movies, digital broadcast and post-production services and thematic channels for distribution supporting UPC Broadband through UGC Europe's network, third party networks and DTH platforms;

  •
  The Investments Group—managing our non-consolidated investment assets, plus strategic ownership of the Polish subsidiary, 100% owned by UGC Europe. UPC will continue to focus on the rationalising its investment portfolio to maximize value and;

  •
  Priority Telecom—providing network solutions to the business customer.

Revenue

        UGC Europe's consolidated revenue in the three months ending September 30, 2003 was EUR 367m. Triple Play Broadband revenue increased 10% to EUR 340m in Q3 2003, compared to EUR 310m in Q3 2002. Revenues increased due to price rises in the period and increasing take up of new services.

Revenues (EUR '000s)

	Q3 2003	Q3 2002	% change Year on Year
Triple Play Broadband(1)	339,834	309,712	10%
Deconsolidated German EWT/TSS Operations	0	5,224
Other(2)	7,636	6,428
Total UPC Broadband	347,470	321,364	8%
chello Media:
Priority Telecom	26,597	28,952	(8)%
UPC Media	22,636	17,730	28%
UPC Investments(3)	53	0
Total chello Media	49,286	46,682	6%
Intercompany Eliminations(4)	(29,516)	(27,174)	9%
UGC Europe Consolidated Operations	367,240	340,872	8%

1.
Includes basic cable, digital, telephony, internet and DTH revenues.

2.
Network revenue, generated by operating, maintenance and leasing agreements with Priority Telecom, eliminated on consolidation

3.
The Investment Group was formed in 2003 and to manage our non-consolidated investment assets

4.
Intercompany eliminations are the eliminations of intercompany UPC Media revenues and network revenues

        Revenues at Priority Telecom decreased to EUR 27m in the third quarter 2003 from EUR 29m in the third quarter 2002 as a result of seasonality based usage variances expected during the slower third quarter and, as previously announced, Priority Telecom's exit from the low margin pre-select wholesale voice market during the third quarter in Norway. During the third quarter 2003, Priority has continued to focus its resources towards high margin direct business customer contracts, adhering to Priority's internal margin and profitability guidelines.

        UPC Media continued to perform well in Q3 2003 and generated an increase in revenue of 28% in Q3 2003 at EUR 23m compared with Q3 2002 of EUR 18m, driven by a strong performance in the internet access business.

Use of Adjusted EBITDA

        Adjusted EBITDA is the primary measure used by our chief operating decision makers to evaluate segment-operating performance and to decide how to allocate resources to segments. "EBITDA" is an acronym for earnings before interest, taxes, depreciation and amortization. As we use the term, Adjusted EBITDA further removes the effects of cumulative effects of accounting changes, share in results of affiliates, minority interests in subsidiaries, reorganization expense, other income and expense, gain on extinguishment of debt, gain (loss) on sale of investments in affiliates and other assets, foreign currency exchange gain (loss), impairment and restructuring charges, and stock-based compensation.

        We believe Adjusted EBITDA is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within Adjusted EBITDA distorts their ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of Adjusted EBITDA is important because analysts and other investors use it to compare our performance to other companies in our industry.

        We reconcile the total of the reportable segments' Adjusted EBITDA to our consolidated net income as presented in our consolidated statements of operations, because we believe consolidated net income is the most directly comparable financial measure to total segment operating performance. Investors should view Adjusted EBITDA as a supplement to, and not a substitute for, other GAAP measures of income as a measure of operating performance. As discussed above, Adjusted EBITDA excludes, among other items, frequently occurring impairment, restructuring and other charges that would be included in GAAP measures of operating performance.

Adjusted EBITDA (EUR '000s)

	Q3 2003	Q3 2002	% change Year on Year
Triple Play Broadband(1)	141,837	76,590	85%
Deconsolidated German EWT/TSS Operations	0	968
Other(2)	8,781	10,394
Corporate Office(3)	(23,427)	(10,625)
Total UPC Broadband	127,191	77,327	64%
chello Media:
Priority Telecom(4)	3,353	528
UPC Media	7,359	402
UPC Investments(5)	(221)	(163)
Total chello Media	10,491	767
UGC Europe Consolidated	137,682	78,094	76%

1.
Includes basic cable, digital, telephony, internet and DTH Adjusted EBITDA.

2.
Other includes network revenue and costs and administrative costs not attributable to a specific business line

3.
Corporate office includes operational overhead and head office activities. Q3 2002 Adjusted EBITDA has been restated in the table above following the reallocation of previously centralised costs including Information Technology and Other (including marketing) costs to cost centres in the relevant countries. In Q3 2003, corporate office costs include the accrued charges relating to the disputed cost of the Europe Movie Co contract, in Q3, 2002 these were booked at the country level within Triple Play Broadband.

4.
Since Priority Telecom's listing, its results are separately announced in Dutch GAAP, and presented in US GAAP in our financial statements. Differences may occur as a result of this.

5.
The Investment Group was formed in 2003 to manage the non-consolidated investment assets UGC Europe's

        Adjusted EBITDA continued to improve strongly during the third quarter 2003 increasing 76% to EUR 138m, compared to EUR 78m in Q3 2002. Total Triple Play Broadband Adjusted EBITDA increased 85% to EUR 142m in Q3 2003 from EUR 77m in Q3 2002.

        Priority Telecom and UPC Media both demonstrated significant continued operating improvements in Q3 2003. For the third quarter 2003, Priority Telecom improved its Adjusted EBITDA from EUR 0.5m in the third quarter 2002 to EUR 3m in Q3 2003. UPC Media improved its Adjusted EBITDA from EUR 0.4m in Q3 2002 to EUR 7m Q3 in 2003.

        The table below highlights the reconciliation of Adjusted EBITDA to Net income (loss).

Reconciliation of Adjusted EBITDA to Income (loss) before cumulative effect of change in accounting principle (EUR '000s)

	Q3 2003	Q3 2002	Q2 2003
Adjusted EBITDA	137.682	78.094	120.026
Depreciation and amortisation	(154.112)	(189.779)	(170.651)
Impairment and restructuring releases	407	1.413	963
Stock-based compensation	(9.062)	(5.279)	(5.762)
Loss on disposal of Poland DTH business	0	0	(6.856)
Operating Income (Loss)	(25.085)	(115.551)	(62.280)
Interest income	1.661	597	1.152
Interest expense	(60.420)	(213.947)	(78.035)
Provision for loss on investments	0	(7.957)	0
Foreign currency exchange gain (loss)	(234.331)	(9.977)	201.250
Gain on extinguishment of debt	1.944.330	0	0
Gain on sale of investment in affiliate to related third party	0	0	25.518
Gain (loss) on sale of assets and investments in affiliates	(507)	146.601	0
Other income (expense), net	(572)	(6.217)	(11.394)
Income (loss) before income taxes and other items	1.625.076	(206.451)	76.211
Reorganisation expenses	(5.569)	0	(4.852)
Income tax expense, net	(802)	0	(703)
Minority interests in subsidiaries, net	44	(10.323)	(10)
Share in results of affiliates, net	1.636	2.779	4.509
Net Income (loss)	1.620.385	(213.995)	75.155

Net Results

        UGC Europe generated net income of EUR 1,620m, during Q3 2003 compared with a net loss of EUR (214)m for Q3 2002. Net income includes a one off gain of EUR 1,944m in the third quarter 2003 for the extinguishment of debt following the successful close of the balance sheet restructuring at the UPC NV level. In addition, Net Loss was impacted by currency losses of EUR 234m in the third quarter 2003 and EUR 10m in Q3 2002.

Free Cashflow Reconciliation, and Capital Expenditures Update

        As previously highlighted, UGC Europe is focused on improving underlying cashflow generation. The table below demonstrates the positive Free Cashflow of EUR 4m achieved during the third quarter 2003.

Reconciliation of cash provided by operating activities to Free Cashflow (EUR 000's)

Q3 2003
Net cash provided by operating activities	73,382
Capital expenditure	(69,650)
Free Cashflow	3,732

        Free Cashflow is not a GAAP measure of liquidity. We define free cashflow as cashflow from operating activities less capital expenditures. We believe our presentation of free cashflow provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view free cashflow as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity. We continue to target tighter working capital management during the year and recurring free cashflow.

        The table below highlights our capital expenditure for the third quarter 2003, classified in accordance with NCTA cable industry guidelines.

Capital Expenditures (EUR 000's)

Q3 2003
Customer premise equipment	16,095
Commercial spending	0
Scalable infrastructure	10,504
Line extensions	17,688
Upgrade/Rebuild	6,496
Support capital	15,475
Intangibles	526
Priority Telecom capital expenditure	2,866
Total Capital Expenditures	69,650

        Capital expenditure increased to EUR 70m for the third quarter 2003 from EUR 54m in Q3 2002 (including reduction in inventory in the quarter). This expenditure reflects both the variable nature of UGC Europe's capital expenditure requirements—driven by the subscriber growth achieved in the quarter and the company's ongoing focused investment in new build and upgrade; ensuring this investment generates a NPV (net present value) positive return. During the third quarter 2003 UGC Europe built past more than 28,000 new homes and upgraded to two-way capable more than 167,000 homes.

        Year to date capital expenditure was EUR 173 million. UGC Europe is forecasting full year capital expenditure of EUR 275 million, reduced from previous guidance at Q2 2003 of EUR 300 million. An increasing capital spend in the fourth quarter would driven by the strong take up of new services and the timing of additional network new build and upgrade.

Update Quarter 3, 2003 compared with Quarter 2, 2003

        In the three months ended September 30, 2003, total consolidated revenues grew 2% quarter over quarter, to EUR 367m in Q3 2003 from EUR 359m in Q2 2003. Total consolidated Adjusted EBITDA increased 15% to EUR 138m in Q3 2003 compared with EUR 120m in Q2 2003. Net income improved from EUR 1,620m in Q3 2003 from EUR 75m in Q2 2003.

Consolidated Operating Statistics

        The table below shows operating statistics for UGC Europe on a consolidated basis:

Consolidated Operating Statistics (all figures in '000s)

	Q3 2003	Q3 2002
Total Homes Passed(1)	10,324	10,175
Two-way Homes Passed(1)	5,761	5,311
Basic Cable Subscribers	6,614	6,606
Digital Subscribers	133	124
Telephony Subscribers(2)	460	465
Internet Subscribers(3)	749	627
DTH Subscribers	161	116
New Service Subscribers	1,502	1,332
Total Residential RGUs(4)	8,116	7,938

1)
Excludes Germany EWT/TSS which was deconsolidated on August 1, 2002

2)
Includes residential cable and non-cable telephony subscribers.

3)
Includes residential and third party ISP subscribers

4)
Sum of basic cable, digital, Internet, telephony and DTH subscribers

        During the first nine months of 2003 UGC Europe has added more than 96,000 subscribers to our new services. Total subscribers (including basic cable subscribers) have increased by more than 76,000, which on a run rate basis is below guidance for the year. This shortfall is almost entirely related to the implementation of a new subscriber management system, involving the consolidation of a number of customer databases in the Netherlands, (as highlighted in both our Q4 2002 and earlier 2003 results). This database consolidation began in Q4 2002 and was effectively complete at the end of Q2 2003. This process has had and will continue to have a positive impact on UGC Europe's cashflow as it has enabled us to improve our near term cash collection.

        In response to an increasingly competitive market for our internet product from ADSL providers, especially in the Netherlands, UGC Europe's most significant internet market, UGC Europe announced extensions of its chello internet product range, offering subscribers a choice of products with different connection speeds and price points in the Netherlands, France and Austria in July and November 2003. We expect these product launches will further boost demand for the chello product across our footprint, offsetting any downward pressure on average ARPU. During first nine months of 2003 the Company has added more than 73,000 internet subscribers and has added almost 27,000 in the third quarter 2003.

        The table below highlights UGC Europe's average revenue per subscriber per month ("ARPU"). These subscriber statistics have historically been calculated excluding Germany (the EWT / TSS Group), which was deconsolidated on August 1, 2002. However, for completeness the table below highlights ARPU both with and without our German operations during Q2 2002.

Average Revenue per Subscriber (figures in EUR per month)

	Q3 2003	Q3 2002
Excluding Germany
ARPU per RGU(1)	EUR 13.99	EUR 13.03
ARPU per basic West European cable subscriber(2)	EUR 21.70	EUR 19.71
ARPU per basic East European cable subscriber(2)	EUR 8.89	EUR 8.36
Including Germany
ARPU per RGU(3)	EUR 13.99	EUR 12.74
ARPU per basic West European cable subscriber(4)	EUR 21.70	EUR 18.71
ARPU per basic East European cable subscriber(4)	EUR 8.89	EUR 8.36

1)
ARPU calculations exclude Germany but include DTH. In EUR per month, calculated as straight line average: quarterly triple play broadband revenues divided by average of opening and closing residential RGUs in the quarter

2)
Basic cable, Internet, telephony, digital revenue (excludes DTH) divided by basic cable subscribers (excluding Germany)

3)
ARPU calculations include Germany and DTH. In EUR per month, calculated as straight line average: quarterly triple play revenues divided by average of opening and closing residential RGUs in the quarter

4)
Basic cable, Internet, telephony, digital revenue (excludes DTH) divided by basic cable subscribers (includes Germany)

2003 Outlook

        The Company continues to prioritise Adjusted EBITDA and free cashflow generation. A key variable for UGC Europe's 2003 financial results continues to be the resolution of the Europe Movieco Partners court case regarding minimum programme guarantees which may negatively impact the Company's consolidated Adjusted EBITDA by up to EUR 25m in 2003 and for each of the next two years. We are currently forecasting no benefit to Adjusted EBITDA during 2003 and are therefore assuming that the court case is not resolved this year. In addition, the Company's financial results will be impacted by both the shortfall in subscribers in the Netherlands due to the previously highlighted introduction of a new subscriber management system and the shortfall in Priority Telecom revenues against budget.

        Despite this, the Company continues to target full year 2003 Adjusted EBITDA of EUR 500m, before the one-off costs associated with the recently announced UnitedGlobalCom tender offer. Given the financial results during the first nine months of 2003 and in particular the net subscriber shortfall compared to guidance we further reduce capital expenditure guidance to EUR 275m for the full year 2003.

        The Company is unable to provide a reconciliation of forecasted Adjusted EBITDA to the most directly comparable GAAP measure, net income, because certain items are out of our control and/or cannot be reasonably predicted. For example, it is impractical to: (1) estimate future fluctuations in interest rates on our variable-rate debt facilities; (2) estimate the fluctuations in exchange rates relative to our U.S. dollar denominated debt; (3) estimate the financial results of our non-consolidated affiliates; and (4) estimate changes in circumstances that lead to gains and/or losses such as our restructuring and the restructuring of UPC Polska and/or sales of investments in affiliates and other assets. Any and/or all of these items could be significant to our financial results.

Restated SEC Filings

        We consolidated the financial results of UPC Germany prior to July 2002, as we held an indirect approximate 51% majority voting equity interest. At the end of July 2002, our ownership interest in UPC Germany was reduced from approximately 51% to approximately 29% as a result of a pre-existing call right held by the minority shareholder, which became exercisable in February 2002 as a result of certain events of default under several of our debt agreements. Accordingly, we deconsolidated UPC Germany effective August 1, 2002. Upon deconsolidation, our net negative investment in UPC Germany was E150.3 (USD 147.9) million. Previously we concluded that generally accepted accounting principles precluded the recognition of a gain upon deconsolidation because there were significant uncertainties regarding the realisation of such gain. Based on further analysis, we revised our conclusion, and as such we have restated our consolidated financial statements as of and for the year ended December 31, 2002 to recognise a gain from the reversal of this net negative investment, effective August 1, 2002, and we have restated our unaudited condensed consolidated financial statements for the quarters ended March 31, 2003 and June 30, 2003 for the prospective effects of this gain. This accounting gain will have no impact on our reported Adjusted EBITDA, cashflow or future earnings.

About UGC Europe

        UGC Europe, Inc. through its subsidiary United Pan-Europe Communications N.V. ("UPC") is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephony and programming services.

        NOTE: Except for historical information contained herein, this release contains forward-looking statements, which involve certain risks, and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include continued use by subscribers and potential subscribers of the Company's services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this Release. UGC Europe expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in UGC Europe's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For further information please contact:
Claire Appleby UGC Europe Investor Relations + 44 (0) 207 838 2000 Email: ir@ugceurope.com	Bert Holtkamp UGC Europe Corporate Communications + 31 (0) 20 778 9447 communications@ugceurope.com

        Also, please visit www.ugceurope.com for further information about UGC Europe & UPC.

	September 30, 2003	December 31, 2002
ASSETS
Current assets
Cash and cash equivalents	176.837	255.062
Restricted cash	28.340	18.352
Subscriber receivables, net of allowance for doubtful accounts of 30,222 and 52,232, respectively	58.929	95.526
Costs to be reimbursed by affiliated companies	2.624	4.054
Other receivables	31.175	40.588
Deferred financing costs, net	2.207	59.375
Prepaid expenses and other current assets	47.445	79.345

Total current assets	347.557	552.302
Marketable debt and equity securities, at fair value	36.306	12.760
Investments in and advances to affiliated companies	49.128	114.680
Property, plant and equipment, net	2.796.667	3.175.363
Goodwill, net	990.043	995.946
Other intangible assets, net	75.158	76.331
Deferred financing costs, net	42.164	–
Other assets	2.418	3.635

Total assets	4.339.441	4.931.017

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
Not subject to compromise:
Accounts payable, including related party payables of 1,520 and 5,189, respectively	147.379	166.679
Accrued liabilities	279.469	281.211
Subscriber prepayments and deposits	127.700	121.749
Derivative liabilities	10.331	10.133
Short-term debt	–	58.363
Current portion of long-term debt	166.909	3.212.302

Total current liabilities not subject to compromise	731.788	3.850.437

Subject to compromise:
Accounts payable	343	36.889
Accrued liabilities	–	351.500
Short term debt	5.257	–
Current portion of long-term debt, including related party debt of nil and 2,358,380, respectively	330.315	5.043.346

Total current liabilities subject to compromise	335.915	5.431.735

Long-term liabilities
Not subject to compromise:
Long term debt	2.882.452	427.444
Other long-term liabilities	83.554	83.999

Total long-term liabilities not subject to compromise	2.966.006	511.443

Guarantees, commitments and contingencies (Note 6)
Minority interests in subsidiaries	1.433	1.660

Convertible preferred stock	–	1.664.689

Shareholders' equity (deficit)
Preferred stock, USD 0.01 par value, 50,000,000 shares authorized, none issued and outstanding	–	–
Ordinary stock, USD 0.01 par value, 250,000,000 shares authorized, 49,985,101 and 785,101 shares issued and outstanding, respectively	461	7
Additional paid-in capital	8.165.046	3.183.997
Deferred compensation	–	(16.888)
Accumulated deficit	(8.161.446)	(9.903.309)
Accumulated other comprehensive income	300.238	207.246

Total shareholders' equity (deficit)	304.299	(6.528.947)

Total liabilities and shareholders' equity (deficit)	4.339.441	4.931.017

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Statements of Operations
Revenue	367.240	340.872	1.085.725	1.046.101
Operating expense(1)	(146.024)	(186.220)	(459.636)	(566.952)
Selling, general and administrative expense	(92.596)	(81.837)	(287.466)	(297.909)
Depreciation and amortization	(154.112)	(189.779)	(491.379)	(534.679)
Impairment and restructuring charges	407	1.413	1.370	(23.635)

Operating income (loss)	(25.085)	(115.551)	(151.386)	(377.074)
Interest income	1.661	597	6.382	17.309
Interest expense	(60.420)	(154.594)	(220.832)	(486.661)
Interest expense—related party	–	(59.353)	–	(182.427)
Provision for loss on investments	–	(7.957)	–	(7.957)
Foreign currency exchange gain (loss)	(234.331)	(9.977)	100.274	511.281
Gain on extinguishment of debt	1.944.330	–	2.013.694	471.718
Gain on sale of investment in affiliate to related party	–	–	25.518	–
Gain (loss) on sale of assets and investment in affiliates	(507)	146.601	(754)	134.509
Other income (expense), net	(572)	(6.217)	(14.597)	(170.791)

Income (loss) before income taxes and other items	1.625.076	(206.451)	1.758.299	(90.093)
Reorganization expense	(5.569)	–	(18.062)	–
Income tax expense, net	(802)	–	(1.993)	(1.607)
Minority interests in subsidiaries, net	44	(10.323)	(31)	(10.387)
Share in results of affiliates, net	1.636	2.779	3.650	(36.913)

Income (loss) before cumulative effect of change in accounting principle	1.620.385	(213.995)	1.741.863	(139.000)
Cumulative effect of change in accounting principle	–	–	–	(1.498.871)

Net income (loss)	1.620.385	(213.995)	1.741.863	(1.637.871)

Earnings per share (Note 7):
Basic income (loss) before cumulative effect of change in accounting principle	102,85	(315,86)	298,79	(307,99)
Cumulative effect of change in accounting principle	–	–	–	(1.909,14)

Basic net income (loss)	102,85	(315,86)	298,79	(2.217,14)

Earnings per share (note 7):
Diluted income (loss) before cumulative effect of change in accounting principle	101,48	(315,86)	257,53	(307,99)
Cumulative effect of change in accounting principle	–	–	–	(1.909,14)

Diluted net income (loss)	101,48	(315,86)	257,53	(2.217,14)

Statements of Comprehensive Income
Net income (loss)	1.620.385	(213.995)	1.741.863	(1.637.871)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	16.260	(11.916)	60.494	499
Change in fair value of derivative assets	–	(57)	10.133	13.155
Change in unrealized gain in available-for-sale securities	5.169	(6.224)	22.365	(22.253)

Comprehensive income (loss)	1.641.814	(232.192)	1.834.855	(1.646.470)

(1)
Excluding depreciation and amortization, and impairment and restructuring charges shown separately below.

	Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net income (loss)	1.741.863	(1.637.871)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Accretion of interest	26.351	263.948
Amortization of deferred financing costs	14.887	19.999
Cumulative effect of change in accounting principle	–	1.498.871
Depreciation and amortization	491.379	534.679
Foreign exchange gain	(88.540)	(515.428)
Gain on sale of investment in affiliate to related party	(25.518)	–
Gain on extinghuisment of debt	(2.013.694)	(471.718)
Impairment and restructuring charges	–	23.635
Loss on derivative assets	10.311	179.686
Gain on sale of assets and investment in affiliates, net	(915)	(142.720)
Minority interests in subsidiaries, net	31	10.387
Provision for loss on investments	–	7.957
Share in results of affiliates, net	(3.650)	36.913
Stock-based compensation	18.717	19.162
Adjustment of UPC Polska Bonds to allowed claim value	(17.266)	–
Other	1.074	(50)
Decrease in restricted cash	–	30.314
Change in receivables	54.316	62.058
Change in other current liabilities	3.022	(211.556)
Change in deferred taxes and other long-term liabilities	(106)	(6.991)

Net cash flows from operating activities	212.262	(298.725)

Cash flows from investing activities:
Capital expenditures	(172.735)	(191.251)
Proceeds received from the sale of assets	101.165	21.526
Restricted cash deposited, net	(9.988)	(11.865)
Purchase of derivatives	(9.090)	–
Germany deconsolidated cash	–	(9.404)
Derivative loan settlement	(50.975)	–
Investments in and advances to affiliated companies, net of repayment	–	745
Dividends received	3.745	8.031
Acquisitions, net of cash acquired	(689)	(24.060)

Net cash flows from investing activities	(138.567)	(206.278)

Cash flows from financing activities:
Proceeds from long-term and short-term borrowings	10.000	10.008
Repayments of long-term and short-term borrowings	(150.186)	(60.122)

Net cash flows from financing activities	(140.186)	(50.114)

Effect of exchange rates on cash	(11.734)	1.210

Net decrease in cash and cash equivalents	(78.225)	(553.907)
Cash and cash equivalents at beginning of period	255.062	855.001

Cash and cash equivalents at end of period	176.837	301.094

Supplemental cash flow disclosures:
Cash paid for reorganization expenses	(22.966)	–

Cash paid for interest	(147.098)	(223.832)

Cash received for interest	4.860	15.480

	As of September 30, 2003
						Video			Telephony		Internet
	UPC Paid in Ownership	Homes in Service Area(1)	Homes Passed(2)	Two Way Homes Passed(3)	Basic Penetration	Analog Subscribers(4)	Digital Subscribers(5)	Direct to Home (DTH) Subscribers(6)	Homes Serviceable(7)	Residential Subscribers(8)	Homes Serviceable(9)	Residential Subscribers(10)	3rd Party ISP Subscribers(11)	Total RGUs(12)
Norway	100,0%	529.000	484.500	203.800	70,2%	340.000	32.800	—	138.200	23.300	203.800	35.000	—	431.100
Sweden	100,0%	770.000	421.600	267.000	65,9%	277.700	22.000	—	—	—	267.000	70.700	—	370.400
Belgium	100,0%	530.000	154.100	154.100	84,8%	130.700	—	—	—	—	154.100	26.800	—	157.500
France	92,0%	2.656.600	1.373.100	683.100	33,9%	465.700	6.800	—	683.100	55.800	683.100	23.900	—	552.200
The Netherlands	100,0%	2.651.500	2.596.000	2.338.700	89,2%	2.315.900	47.600	—	1.601.700	159.600	2.338.700	315.100	—	2.838.200
Austria	95,0%	1.081.400	923.300	920.100	53,9%	497.400	23.600	—	899.700	153.300	920.100	196.300	—	870.600

Total Western Europe		8.218.500	5.952.600	4.566.800		4.027.400	132.800	—	3.322.700	392.000	4.566.800	667.800	—	5.220.000

Poland	100,0%	1.872.800	1.872.800	336.800	52,4%	980.600	—	—	—	—	336.800	23.200	—	1.003.800
Hungary	99.8-100.0%	1.170.400	975.000	547.600	71,5%	697.000	—	89.500	87.200	64.600	515.300	35.600	500	887.200
Czech Republic	99.9-100.0%	913.000	681.400	243.100	43,4%	295.600	—	60.700	17.700	3.000	243.100	21.500	—	380.800
Romania	100%	659.600	458.400	—	72,1%	330.400	—	—	—	—	—	—	—	330.400
Slovak Republic	95.0-100%	517.800	383.500	66.500	73,7%	282.600	—	10.400	—	—	63.300	800	—	293.800

Total Eastern Europe		5.133.600	4.371.100	1.194.000		2.586.200	—	160.600	104.900	67.600	1.158.500	81.100	500	2.896.000

Total		13.352.100	10.323.700	5.760.800		6.613.600	132.800	160.600	3.427.600	459.600	5.725.300	748.900	500	8.116.000

(1)
"Homes in Service Area" represents the number of homes in a certain franchise area that can potentially be served.
(2)
"Homes Passed" represents the number of homes that can be connected to our distribution system without further extending the cable network distribution plant.
(3)
"Two-Way Homes Passed" represents the number of homes passed by our network where customers can request and receive the installation of a two-way addressable set-top computer, cable modem and/or voice port which, in most cases, allows for the provision of video, voice and data (broadband) services.
(4)
"Analog Subscriber", comprises of MMDS customers, lifeline customers and basic analog customers which are counted on a per connection basis. Commercial contratcs with hotels, hospitals etc. are counted on an equivalent basic unit basis.
(5)
"Digital Subscriber" is a home or commercial unit with one or more digital converter boxes that receives our digital service. A digital subscriber is also counted as a Basic Subscriber
(6)
"DTH Subscriber" is a home or commercial unit with one or more television sets that receives our video programming broadcast directly to the home via geosynchronous satellites.
(7)
"Telephony Homes Serviceable" represents the number of homes that can be connected to our cable distribution system, or our copper (twisted pair) network in certain areas, where customers can request and receive voice services.
(8)
"Residential Telephony Subscriber" is a home with one or more voice ports connected to our broadband network, or our copper (twisted pair) network in certain areas, where a customer has requested and is receiving voice services.
(9)
"Internet Homes Serviceable" represents the number of homes that can be connected to our cable distribution system where customers can request and receive high-speed internet access services.
(10)
"Residential Internet Subscriber" is a home or commercial unit connected to our broadband network, where a customer has requested and is receiving chello broadband high-speed internet access services.
(11)
Broadband Internet subscribers who are not served by chello broadband.
(12)
"Total Subscribers", or "Total RGUs" is the sum of Analog, Digital, DTH, Telephony and Broadband Internet Subscribers.

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UGC EUROPE, INC. RESULTS FOR THE THREE MONTHS ENDING SEPTEMBER 30, 2003